EXPLANATORY NOTE: This free writing prospectus was inadvertently filed with the Commission under File No. 333-142934 and is being refiled under File No. 333-203363

FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NUMBER 333-203363

July 8, 2015

Nordic Investment Bank

NOK 1,700,000,000 1.375% Global Notes due July 15, 2020

Final Term Sheet

Final Terms and Conditions as of July 8, 2015

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by Standard & Poor’s
Size:	NOK 1,700,000,000 SEC Registered Global
Coupon:	1.375% per annum
Interest Payment Dates:	July 15 in each year, starting on July 15, 2016
Currency of Payments:	USD unless noteholder elects NOK
Relevant Financial Center:	Oslo, Norway
Maturity:	July 15, 2020
Settlement:	July 15, 2015
Public Offering Price:	99.698%
Lead Managers:	J.P. Morgan Securities plc and The Toronto-Dominion Bank
Denominations:	NOK 10,000 and integral multiples thereof

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

http://www.sec.gov/Archives/edgar/data/357024/000119312515222759/0001193125-15-222759-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515184978/0001193125-15-184978-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312514193792/0001193125-14-193792-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312513218392/0001193125-13-218392-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515126284/0001193125-15-126284-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515222948/0001193125-15-222948-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515225411/0001193125-15-225411-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities plc at +44-20-7134-1470 or The Toronto-Dominion Bank at +44-207-628-2262.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.